Exhibit 16.1

October 25, 2024

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street N.E.

Washington, D.C.20549

Re: BloomZ Inc.

Ladies and Gentlemen:

We have read the statements made by BloomZ, Inc in its Form 6-K dated October 25, 2024, and we agree with the statements concerning our Firm in such Form 6-K. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ TAAD LLP.

Diamond Bar, California